                                                              FILE NO. 333-36300
                                                                     FILED UNDER
                                                                  RULE 424(b)(3)


                           THIRD PROSPECTUS SUPPLEMENT


                       To Prospectus dated August 15, 2000


                                  DELIA*S CORP.


                       -----------------------------------


This Third Prospectus Supplement supplements the Prospectus dated August 15, 2000, as supplemented by the first prospectus supplement dated February 13, 2001 and by the second prospectus supplement dated July 11, 2001, relating to the resale of up to 3,783,622 shares of our Class A common Stock, par value $.01 per share, by certain of our stockholders. The Prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-36300). We were formerly known as iTurf Inc.

No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.



                       ===================================

                                  July 26, 2001


                                      S-1
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Since the date of the prospectus, Eli Bolotin, a selling stockholder named in the "Selling Stockholders" table in the prospectus, has transferred 7,402 shares of our Class A common stock to an entity not named as a selling stockholder in the prospectus. The transferee has requested that it be included as a selling stockholder in the prospectus. Accordingly, the "Selling Stockholders" table of the prospectus is supplemented by the information in the table below to include the transferee with respect to the shares that were transferred to them, as indicated below. The total number of shares of our Class A common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                SHARES OF DELIA*S             NUMBER OF            SHARES OF DELIA*S
                              CLASS A COMMON STOCK    SHARES OF DELIA*S CLASS A   CLASS A COMMON STOCK
                               BENEFICIALLY OWNED              COMMON              BENEFICIALLY OWNED
                                 BEFORE OFFERING            STOCK OFFERED            AFTER OFFERING
                                 ---------------            -------------            --------------
SELLING STOCKHOLDER:
 Four Point Ventures LLC (1)          7,402                     7,402                       0

(1) Shares owned by this selling stockholder were transferred to it by Eli Bolotin, a selling stockholder more specifically identified in the prospectus.


                                       S-2